Exhibit 28(h)(5)

ADMINISTRATION AGREEMENT

Agreement dated as of May 1, 2012 by and between State Street Bank and Trust Company, a Massachusetts trust company (the “Administrator”), and Securian Funds Trust (“Company”).

WHEREAS, Company is a Delaware statutory trust, registered as an open-end, management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”); and

WHEREAS, Company has retained Advantus Capital Management, Inc. (the “Investment Adviser”) to provide investment advisory services to the Company; and

WHEREAS, Company desires to retain the Administrator to furnish certain administrative services to the Company, and the Administrator is willing to furnish such services, on the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, the parties hereto agree as follows:

1. APPOINTMENT OF ADMINISTRATOR

Company hereby appoints the Administrator to act as administrator with respect to the Company for purposes of providing certain administrative services for the period and on the terms set forth in this Agreement. The Administrator accepts such appointment and agrees to render the services stated herein.

Company will initially consist of the portfolios and/or class(es) of shares (each an “Investment Fund”) listed in Schedule A to this Agreement. In the event that the Company establishes one or more additional Investment Funds with respect to which it wishes to retain the Administrator to act as administrator hereunder, the Company shall notify the Administrator in writing. Upon written acceptance by the Administrator, such Investment Fund shall become subject to the provisions of this Agreement to the same extent as the existing Investment Funds, except to the extent that such provisions (including those relating to the compensation and expenses payable by the Company) may be modified with respect to each additional Investment Fund in writing by the Company and the Administrator at the time of the addition of the Investment Fund. Administrator agrees that it will accept additional Investment Funds provided that (1) the types of securities held by such Investment Funds , and (2) the services to be provided by Administrator hereunder, are substantially the same as the types of securities and services relating to the existing Investment Funds.

2. DELIVERY OF DOCUMENTS

Company will promptly deliver to the Administrator copies of each of the following documents and all future amendments and supplements, if any:

a.	The Company’s Agreement and Declaration of Trust and by-laws;

b.	The Company’s currently effective registration statement under the Securities Act of 1933, as amended (the “1933 Act”), and the 1940 Act and the Company’s Prospectus(es) and Statement(s) of Additional Information relating to all Classes and all amendments and supplements thereto as in effect from time to time;

c.	Certified copies of the resolutions of the Board of Trustees of the Company (the “Board”) authorizing the Company to enter into this Agreement;

d.	A copy of the investment advisory agreement between the Company and its investment adviser; and

e.	Such other certificates, documents or opinions which the Administrator may, in its reasonable discretion, deem necessary or appropriate in the proper performance of its duties.

3. REPRESENTATIONS AND WARRANTIES OF THE ADMINISTRATOR

The Administrator represents and warrants to the Company that:

a.	It is a Massachusetts trust company, duly organized and existing under the laws of The Commonwealth of Massachusetts;

b.	It has the corporate power and authority to carry on its business in The Commonwealth of Massachusetts;

c.	All requisite corporate proceedings have been taken to authorize it to enter into and perform this Agreement;

d.	No legal or administrative proceedings have been instituted or threatened which would impair the Administrator’s ability to perform its duties and obligations under this Agreement; and

e.	Its entrance into this Agreement shall not cause a material breach or be in material conflict with any other agreement or obligation of the Administrator or any law or regulation applicable to it.

4. REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Company represents and warrants to the Administrator that:

a.	It is a statutory trust, duly organized, existing and in good standing under the laws of the State of Delaware;

b.	It has the corporate power and authority under applicable laws and by its charter and by-laws to enter into and perform this Agreement;

c.	All requisite proceedings have been taken to authorize it to enter into and perform this Agreement;

d.	It is an investment company properly registered under the 1940 Act;

e.	A registration statement under the 1933 Act and the 1940 Act has been filed and will be effective and remain effective during the term of this Agreement. The Company also warrants to the Administrator that as of the effective date of this Agreement, all necessary filings under the securities laws of the states in which the Company offers or sells its shares have been made;

f.	No legal or administrative proceedings have been instituted or threatened which would impair the Company’s ability to perform its duties and obligations under this Agreement;

g.	Its entrance into this Agreement will not cause a material breach or be in material conflict with any other agreement or obligation of the Company or any law or regulation applicable to it; and

h.	As of the close of business on the date of this Agreement, the Company is authorized to issue shares of capital stock, and it will initially offer shares, in the authorized amounts as set forth in Schedule A to this Agreement.

5. ADMINISTRATION SERVICES

5.1. Services. The Administrator shall provide the following services, in each case, subject to the control, supervision and direction of the Company and the review and comment by the Company’s auditors and legal counsel and in accordance with procedures which may be established from time to time between the Company and the Administrator:

a.	Prepare the Company’s federal, state and local income tax returns for review by the Company’s independent accountants and filing by the Company’s treasurer;

b.	Review calculation, submit for approval by officers of the Company and arrange for payment of the Company’s expenses;

c.	Prepare for review and approval by officers of the Company financial information for the Company’s semi-annual reports, annual reports and quarterly schedules of portfolio holdings;

Tax services, as described in Section 5.1.a above do not include identification of passive foreign investment companies, qualified interest income securities or Internal Revenue Code Section 1272(a)(6) tax calculations for asset backed securities.

The Administrator shall perform such other services for the Company that are mutually agreed to by the parties from time to time, for which the Company will pay such fees as may be mutually agreed upon, including the Administrator’s reasonable out-of-pocket expenses. The provision of such services shall be subject to the terms and conditions of this Agreement.

The Administrator shall provide the office facilities and the personnel required by it to perform the services contemplated herein.

5.2 Maintenance of Equipment, Procedures and Programs. Administrator agrees that it will maintain:

a.	Computer and other equipment necessary or appropriate to carry out its obligations under this Agreement;

b.	Commercially reasonable procedures and systems to safeguard from loss or damage attributable to fire, theft or any other cause the records and other data of Company; and

c.	Commercially reasonable business continuation programs and disaster recovery plans.

5.3 Training. In the event that Administrator develops remote look-up capabilities related to its services provided under this Agreement, Administrator agrees that it will, upon request from Company, provide training to Company’s oversight personnel necessary to assist Company to view its fund administration records maintained by the Administrator.

6. FEES; EXPENSES; EXPENSE REIMBURSEMENT

The Administrator shall receive from the Company such compensation for the Administrator’s services provided pursuant to this Agreement as may be agreed to from time to time in a written fee schedule approved by the parties and initially set forth in the separate fee schedule described on Schedule B attached to this Agreement. The fees are accrued daily and billed monthly and shall be due and payable upon receipt of the invoice. Upon the termination of this Agreement before the end of any month, the fee for the part of the month before such termination shall be prorated according to the proportion which such part bears to the full monthly period and shall be payable upon the date of termination of this Agreement. In addition, the Company shall reimburse the Administrator for its out-of-pocket costs incurred in connection with this Agreement.

The Company agrees promptly to reimburse the Administrator for any equipment and supplies specially ordered by or for the Company through the Administrator and for any other expenses not contemplated by this Agreement that the Administrator may incur on the Company’s behalf at the Company’s request or with the Company’s consent provided Administrator provides Company advance written notice detailing the equipment, supplies or expense and the anticipated costs.

The Company will bear all expenses that are incurred in its operation and not specifically assumed by the Administrator. Expenses to be borne by the Company, include, but are not limited to: organizational expenses; cost of services of independent accountants and outside legal and tax counsel (including such counsel’s review of the Company’s registration statement, proxy materials, federal and state tax qualification as a regulated investment company and other reports and materials prepared by the Administrator under this Agreement); cost of any services contracted for by the Company directly from parties other than the Administrator; cost of trading operations and brokerage fees, commissions and transfer taxes in connection with the purchase and sale of securities for the Company; investment advisory fees; taxes, insurance premiums and other fees and expenses applicable to its operation; costs incidental to any meetings of shareholders including, but not limited to, legal and accounting fees, proxy filing fees and the costs of preparation, printing and mailing of any proxy materials; costs incidental to Board meetings, including fees and expenses of Board members; the salary and expenses of any officer, director\trustee or employee of the Company; costs incidental to the preparation, printing and distribution of the Company’s registration statements and any amendments thereto and shareholder reports; cost of typesetting and printing of prospectuses; cost of preparation and filing of the Company’s tax returns, Form N-1A or N-2 and Form N-SAR, and all notices, registrations and amendments associated with applicable federal and state tax and securities laws; all applicable registration fees and filing fees required under federal and state securities laws; fidelity bond and directors’ and officers’ liability insurance; and cost of independent pricing services used in computing the Company’s net asset value.

The Administrator is authorized to and may employ or associate with such person or persons as the Administrator may deem desirable to assist it in performing its duties under this Agreement; provided, however, that the compensation of such person or persons shall be paid for solely by the Administrator and that the Administrator shall be as fully responsible to the Company for the acts and omissions of any such person or persons as it is for its own acts and omissions, and further provided Administrator provides advance written notice of its intent to do so.

7. PROPER INSTRUCTIONS.

“Proper Instructions” means a writing signed or initialed by one or more of such persons as Company shall have from time to time authorized. Each such writing shall set forth the specific transaction or type of transaction involved, including a specific statement of the purpose for which such action is requested. Oral instructions will be considered Proper Instructions if Administrator reasonably believes them to have been given by a person authorized to give such instructions with respect to the transaction involved. Company shall cause all oral instructions to be confirmed in writing. Proper Instructions may include communications effected directly between electro-mechanical or electronic devices, provided that Company and Administrator agree to security procedures. Company will deliver to Administrator, on or prior to the date hereof and thereafter from time to time as changes therein are necessary, Proper Instructions naming one or more designated representatives to give Proper Instructions in the name and on behalf of Company, which Proper Instructions may be received and accepted by Administrator as conclusive evidence of the authority of any designated representative to act for Company and may be considered to be in full force and effect until receipt by Administrator of notice to the contrary. Unless such Proper Instructions delegating authority to any person to give Proper Instructions specifically limit such authority to specific matters or require that the approval of anyone else will first have been obtained, Administrator will be under no obligation to inquire into the right of such person, acting alone, to give any Proper Instructions whatsoever. If Company fails to provide Administrator any such Proper Instructions naming designated representatives, any instructions received by Administrator from a person reasonably believed to be an appropriate representative of Company will constitute valid Proper Instructions hereunder. The term “designated representative” may include Company’s employees and agents, including investment managers and their employees. Company will provide upon Administrator’s request a certificate signed by an officer or designated representative of Company, as conclusive proof of any fact or matter required to be ascertained from Company hereunder. Company will also provide Administrator Proper Instructions with respect to any matter concerning this Agreement requested by Administrator. If Administrator reasonably believes that it could not prudently act according to the Proper Instructions, or the instruction or advice of Company’s accountants or counsel, it may in its discretion, with notice to Company, refrain from acting in accordance therewith.

8. INSTRUCTIONS AND ADVICE

At any time, the Administrator may apply to any officer of the Company for Proper Instructions and may consult with its own legal counsel at the expense of the Administrator or outside counsel for the Company or the independent accountants for the Company at the expense of the Company, with respect to any matter arising in connection with the services to be performed by the Administrator under this Agreement. The Administrator shall not be liable, and shall be indemnified by the Company, for any action taken or omitted by it in good faith in reliance upon any such Proper Instructions or advice or upon any paper or document believed by it to be genuine and to have been signed by the proper person or persons. The Administrator shall not be held to have notice of any change of authority of any person until receipt of written notice thereof from the Company. Nothing in this paragraph shall be construed as imposing upon the Administrator any obligation to seek such instructions or advice, or to act in accordance with such advice when received.

9. LIMITATION OF LIABILITY AND INDEMNIFICATION

9.1 Limitation of Liability of Administrator. The Administrator shall be responsible for the performance of only such duties as are set forth in this Agreement and, except as otherwise provided under Section 6, shall have no responsibility for the actions or activities of any other party, including other service providers. The Administrator shall have no liability in respect of any loss, damage or expense suffered by the Company insofar as such loss, damage or expense arises from the performance of the Administrator’s duties hereunder in reliance upon records that were maintained for the Company by entities other than the Administrator prior to the Administrator’s appointment as administrator for the Company. The Administrator shall have no liability for any error of judgment or mistake of law or for any loss or damage resulting from the performance or nonperformance of its duties hereunder unless solely caused by or resulting from the gross negligence or willful misconduct of the Administrator, its officers or employees. The Administrator shall not be liable for any special, indirect, incidental, or consequential damages of any kind whatsoever (including, without limitation, attorneys’ fees) under any provision of this Agreement or for any such damages arising out of any act or failure to act hereunder. In any event, the Administrator’s cumulative liability for each calendar year (a “Liability Period”) with respect to the Company under this Agreement regardless of the form of action or legal theory shall be limited to its total annual compensation earned with respect to the Company and fees payable hereunder during the preceding Compensation Period, as defined herein, for any liability or loss suffered by the Company including, but not limited to, any liability relating to qualification of the Company as a regulated investment company or any liability relating to the Company’s compliance with any federal or state tax or securities statute, regulation or ruling during such Liability Period. “Compensation Period” shall mean the calendar year ending immediately prior to each Liability Period in which the event(s) giving rise to the Administrator’s liability for that period have occurred. Notwithstanding the foregoing, the Compensation Period for purposes of calculating the annual cumulative liability of the Administrator for the Liability Period commencing on the date of this Agreement and terminating on December 31, 2012 shall be the date of this Agreement through December 31, 2012 on an annualized basis, and the Compensation Period for the Liability Period commencing January 1, 2013 and terminating on December 31, 2013 shall be January 1, 2013 through December 31, 2013.

Company shall indemnify and hold the Administrator harmless from all loss, cost, damage and expense, including reasonable fees and expenses for counsel (including disbursements), incurred by the Administrator resulting from any claim, demand, action or suit in connection with the Administrator’s acceptance of this Agreement, any action or omission by it in the performance of its duties hereunder, or as a result of acting upon any instructions reasonably believed by it to have been duly authorized by the Company, provided that this indemnification shall not apply to actions or omissions of the Administrator, its officers or employees in cases of its or their own gross negligence or willful misconduct.

9.2 Other Limitations.

a.	Neither party shall be liable to the other for consequential, special or punitive damages.

b.	The Administrator shall not be responsible or liable for the failure or delay in performance of its obligations hereunder, or those of any entity for which it is responsible hereunder, arising out of or caused, directly or indirectly, by circumstances beyond the affected entity’s reasonable control, including, without limitation: any interruption, loss or malfunction of any utility, transportation, computer (hardware or software) or communication service; inability to obtain labor, material, equipment or transportation, or a delay in mails; governmental or exchange action, statute, ordinance, rulings, regulations or direction; war, strike, riot, emergency, civil disturbance, terrorism, vandalism, explosions, labor disputes, freezes, floods, fires, tornadoes, acts of God or public enemy, revolutions, or insurrection.

9.3 Survival. The indemnifications contained herein shall survive the termination of this Agreement.

10. CONFIDENTIALITY

The Administrator agrees that, except as otherwise required by law or in connection with any required disclosure to a banking or other regulatory authority, it will keep confidential all records and information in its possession relating to the Company or its shareholders or shareholder accounts and will not disclose the same to any person except at the request or with the written consent of the Company.

11. COMPLIANCE WITH GOVERNMENTAL RULES AND REGULATIONS; RECORDS

Company assumes full responsibility for complying with all securities, tax, commodities and other laws, rules and regulations applicable to it.

The Administrator agrees that all records which it maintains for the Company shall at all times remain the property of the Company, shall be readily accessible during normal business hours, and shall be promptly surrendered upon the termination of the Agreement or otherwise on written request. The Administrator further agrees that all records which it maintains for the Company pursuant to Rule 31a-1 under the 1940 Act will be preserved for the periods prescribed by Rule 31a-2 under the 1940 Act unless any such records are earlier surrendered as provided above.

At Company’s expense at an hourly rate per Administrator employee as agreed in the fee schedule referenced in Section 6 below, Administrator will also provide reasonable assistance to Company’s oversight personnel, and reasonable access to Administrator’s offices by such personnel, for the purpose of auditing Administrator’s performance of its duties hereunder, including the systems, disclosure controls and procedures implemented by Administrator, but only as they relate to Company.

12. SERVICES NOT EXCLUSIVE

The services of the Administrator to the Company are not to be deemed exclusive, and the Administrator shall be free to render similar services to others. The Administrator shall be deemed to be an independent contractor and shall, unless otherwise expressly provided herein or authorized by the Company from time to time, have no authority to act or represent the Company in any way or otherwise be deemed an agent of the Company.

13. TERM AND TERMINATION

13.1 Term. This Agreement shall remain in full force and effect for an initial term of three (3) years, and thereafter may be renewed for two successive one (1) year terms upon consent by both parties. Thereafter, this Agreement shall automatically continue in full force and effect for subsequent one (1) year terms unless either party terminates this Agreement.

13.2 Termination. This Agreement may be terminated without penalty in accordance with the following:

a.	Either party may terminate this Agreement at the end of the initial term or any subsequent term by providing written notice of termination to the other party at least one hundred eighty (180) days’ prior to the end of such term. Notwithstanding the preceding sentence, Administrator agrees that it will not terminate this agreement at the end of the initial term solely due to economic considerations relating to the fee schedule agreed to by the parties.

b.	In addition, either party may terminate this Agreement at any time if any of the following events occur:

1)	In the case of a material breach of any obligation under this Agreement by the other party. The non-breaching party shall give written notice to the breaching party specifying the nature of the breach. If the breaching party fails to cure such breach within ninety (90) days after its receipt of written notice, or if such breach cannot be cured within ninety (90) days with reasonable efforts then within a reasonable time after receipt of such notice (provided, however, that the defaulting party promptly commences and diligently pursues efforts to cure), the non-breaching party shall have the right to terminate this Agreement by written notice to the breaching party specifying the date of termination, which shall be not less than ninety (90) days thereafter; or

2)

In the case of four (4) material breaches of any obligation or obligations under this Agreement by the other party during any consecutive twelve-month period, whether or not such breaches are cured as contemplated in Section 13.2(b)(1). The non-breaching party shall have the right to terminate this Agreement within thirty (30) days after the occurrence of the fourth material breach by written notice to the breaching party specifying the date of termination, which shall be not less than sixty (60) days thereafter; or

3)	The other party makes an assignment for the benefit of creditors or admits in writing its inability to pay its debts as they become due; or a trustee, receiver or liquidator of such other party or of any substantial part of its assets is appointed, and if appointed in a proceeding brought against such other party, such other party approves, consents to or acquiesces in such appointment, or such trustee, receiver or liquidator is not discharged within sixty (60) days; or any proceedings are commenced by or against such other party under any bankruptcy, reorganization, dissolution, liquidation or supervision law or statute of the United States government or any state government; or

4)	In the event Company or an Investment Fund is liquidated or agrees to merge with another management investment company or Investment Fund and will not be the surviving entity. Company shall be entitled to terminate this Agreement as to itself if Company is the entity to be liquidated or merged, or as to such Investment Fund if an Investment Fund is to be liquidated or merged, upon one hundred eighty (180) days prior written notice to the Administrator. Termination of this Agreement with respect to any given Investment Fund shall in no way affect the continued validity of this Agreement with respect to any other Investment Fund; or

5)	Termination of the separate Investment Accounting Agreement between Administrator and the Company. Unless the parties agree otherwise, this Agreement shall terminate automatically upon the date that such Investment Accounting Agreement is terminated.

Neither party shall have any liability to the other party as a result of a termination of this Agreement pursuant to clause (1), (2), (3), (4) or (5) above or with respect to the unexpired portion of the then-current term of this Agreement, provided, however, that all rights, obligations and liabilities arising or accruing under this Agreement prior to the effective date of termination shall survive such termination.

13.3 Actions upon Termination. Upon termination of this Agreement, the parties agree that:

a.	Company shall pay to the Administrator such compensation and any reimbursable expenses as may be due under the terms hereof as of the date of such termination, including reasonable out-of-pocket expenses associated with such termination.

b.	Company will designate a successor (which may be Company) by Proper Instruction to Administrator; and

c.	Administrator will, upon payment of all sums due to it from Company hereunder, deliver all accounts and records and other properties of Company to the successor, or, if none, to Company, at the Administrator’s office. Records maintained in electronic form on the Administrator’s systems will be delivered in machine readable form.

In the event that accounts, records or other properties remain in the possession of the Administrator after the date of termination hereof for any reason other than Administrator’s failure to deliver the same, Administrator is entitled to compensation for storage thereof during such period, and shall be entitled to destroy the same if not removed by Company within thirty (30) days after written demand.

14. NOTICES

Any notice or other communication authorized or required by this Agreement to be given to either party shall be in writing and deemed to have been given when delivered in person or by confirmed facsimile, or posted by certified mail, return receipt requested, to the following address (or such other address as a party may specify by written notice to the other):

if to the Company:

Securian Funds Trust

400 Robert Street North

St. Paul, MN 55101

Attn: Gary Kleist, Vice President and Treasurer

fax: (651) 223-5029

if to the Administrator:

State Street Bank and Trust Company

801 Pennsylvania

Kansas City, MO 64105

Attn: Senior Vice President, Insurance Services

Fax: 816-871-9012

15. ASSIGNMENT

This Agreement shall not be assigned by either party hereto without the prior consent in writing of the other party, except that the Administrator may assign this Agreement to a successor of all or a substantial portion of its business, or to a party controlling, controlled by or under common control with the Administrator. Administrator shall have the right to delegate and sub-contract for the performance of any or all of its duties hereunder, provided that Administrator shall remain responsible for the performance of such duties and all the terms and conditions hereof shall continue to apply as though Administrator performed such duties itself, and further provided that Administrator provides prior notice of such sub-contract to Company.

16. COUNTERPARTS

This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, and all such counterparts taken together shall constitute but one and the same Agreement.

17. DATA PROTECTION

The Administrator shall implement and maintain a comprehensive written information security program that contains appropriate security measures to safeguard the personal information of the Company’s shareholders, employees, directors and/or officers that the Administrator receives, stores, maintains, processes or otherwise accesses in connection with the provision of services hereunder. For these purposes, “personal information” shall mean (i) an individual’s name (first initial and last name or first name and last name), address or telephone number plus (a) social security number, (b) drivers license number, (c) state identification card number, (d) debit or credit card number, (e) financial account number or (f) personal identification number or password that would permit access to a person’s account or (ii) any combination of the foregoing that would allow a person to log onto or access an individual’s account. Notwithstanding the foregoing “personal information” shall not include information that is lawfully obtained from publicly available information, or from federal, state or local government records lawfully made available to the general public.

18. ENTIRE AGREEMENT

This Agreement and the attached schedules contain the entire understanding between the parties hereto with respect to the subject matter hereof and supersede all previous representations, warranties or commitments regarding the services to be performed hereunder whether oral or in writing.

19. WAIVER

The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver nor shall it deprive such party of the right thereafter to insist upon strict adherence to that term or any term of this Agreement. Any waiver must be in writing signed by the waiving party.

20. SEVERABILITY

If any provision of this Agreement is invalid or unenforceable, the balance of the Agreement shall remain in effect, and if any provision is inapplicable to any person or circumstance it shall nevertheless remain applicable to all other persons and circumstances.

21. GOVERNING LAW

This Agreement shall be construed and the provisions thereof interpreted under and in accordance with the laws of The Commonwealth of Massachusetts.

22. REPRODUCTION OF DOCUMENTS

This Agreement and all schedules, exhibits, attachments and amendments hereto may be reproduced by any photographic, photostatic, microfilm, micro-card, miniature photographic or other similar process. The parties hereto all/each agree that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding, whether or not the original is in existence and whether or not such reproduction was made by a party in the regular course of business, and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.

23. EACH INVESTMENT FUND A SEPARATE PARTY

Each Investment Fund will be regarded for all purposes hereunder as a separate party apart from each other Investment Fund. Unless the context otherwise requires, with respect to every transaction covered hereby, every reference herein to Investment Fund is deemed to relate solely to the particular Investment Fund to which such transaction relates. Under no circumstances will the rights, obligations or remedies with respect to a particular Investment Fund constitute a right, obligation or remedy applicable to any other Investment Fund. The use of this single document to memorialize the separate agreement as to each Investment Fund is understood to be for clerical convenience only and will not constitute any basis for joining the Investment Funds for any reason.

24. AMENDMENT

This Agreement may be modified or amended from time to time by mutual written agreement signed by the parties hereto.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers designated below as of the date first written above.

SECURIAN FUNDS TRUST

By:
Name:
Title:

STATE STREET BANK AND TRUST COMPANY

By:
Name:
Title:

ADMINISTRATION AGREEMENT

SCHEDULE A

Listing of Investment Funds and Authorized Shares

Investment Fund	Authorized Shares*
Advantus Bond Fund
Advantus Money Market Fund
Advantus Mortgage Securities Fund
Advantus Index 500 Fund
Advantus International Bond Fund
Advantus Index 400 Mid-Cap Fund
Advantus Real Estate Securities Fund

*	Pursuant to the Company’s Agreement and Declaration of Trust, each Fund is authorized to issue shares without limitation as to number (including fractional shares).

Schedule B

Fee Schedule

SCHEDULE B

STATE STREET BANK AND TRUST COMPANY

SECURIAN FUNDS TRUST

FUND ACCOUNTING AND FUND ADMINISTRATION

FEE SCHEDULE

AS OF MAY 1, 2012

This Fee Schedule is for services (the “Services”) provided by State Street Bank and Trust Company or its affiliates (“State Street”) to the Funds (as defined below) pursuant to that certain (a) Investment Accounting Services Agreement by and between State Street and the Fund dated as of May 1, 2012, (the “Fund Accounting Agreement”), (b) Administration Agreement by and between State Street and the Fund dated as of May 1, 2012, (the “Administration Agreement” and (c) Money Market Services Agreement by and between State Street and the Fund dated as of May 1, 2012, (the “Money Market Services Agreement” and together with the Custody Agreement and the Administration Agreement, the “Agreements,” all as may be amended, supplemented, restated or otherwise modified from time to time). This fee schedule shall apply to all funds, portfolios or accounts that may be party or subject to the Agreements from time to time (each a “Fund” and collectively, the “Funds”).

I. ACCOUNTING AND ADMINISTRATION SERVICES

For the provision of fund accounting and administration services pursuant to the Investment Accounting and Administration Agreements, State Street shall be entitled to the fees set forth below. The Accounting and Administration fee will be billed monthly in arrears and is equal to the greater of the Basis Point Fee or the Minimum Monthly Fee. The Basis Point Fee will be calculated by multiplying the average daily net assets of all Funds by the basis point fees shown in the table below. The Minimum Monthly Fee will be calculated by multiplying the Minimum Monthly Fee per Fund by the number of Funds to arrive at the total minimum fee. This amount does not include out-of-pocket expenses or any other fees, charges or expenses specifically identified in this fee schedule.

Accounting and Administration Fee

Bond Portfolios	Annual Fees Per Fund or Portfolio*
First $300 Million	4.0 BP
Next $300 Million	3.0 BP
Excess of $600 Million	2.0 BP

Equity Index Portfolios
First $300 Million	2.0 BP
Next $300 Million	1.5 BP
Excess of $600 Million	1.0 BP

Government Bond Portfolios
First $300 Million	2.0 BP
Next $300 Million	1.5 BP
Excess of $600 Million	1.0 BP

International Portfolios
First $300 Million	4.5 BP
Next $300 Million	3.5 BP
Excess of $600 Million	2.5 BP

Money Market Portfolios
First $300 Million	3.0 BP
Next $300 Million	2.5 BP
Excess of $600 Million	2.0 BP

Mortgage Security Portfolios
First $300 Million	3.5 BP
Next $300 Million	3.0 BP
Excess of $600 Million	2.5 BP

Real Estate Portfolios
First $300 Million	2.0 BP
Next $300 Million	1.5 BP
Excess of $600 Million	1.0 BP

Minimum Fee (per Fund)
Minimum Monthly Asset Charge per portfolioFee per Fund	$3,500

Monthly Base Fee per portfolio	$400
Classes, each additional/month	$350

*	All break points will be calculated on an individual per fund basis

Over-the-Counter (“OTC”) Traded Derivatives	See [Appendices 1 and 2]**

– Bi-Lateral	See Attached Rate Card
– Cleared	See Attached Rate Card

Valuation Fee

Security Type:	Monthly Quote Charge
Municipal Bonds	$8
Corporate, Municipal, Convertible, Government Bonds and Adjustable Rate Preferred Stocks	$8
Government, Corporate Bonds	$8
Government, Corporate and Convertible Bonds via Merrill Lynch	$8
Foreign Bonds	$13
Options, Futures and Private Placements	$6
Listed Equities excluding International and OTC Equities	$5
International Equities	$13
CMO’s and ABS’s	$40

For billing purposes, the total monthly quote charge will be based on the number of CUSIPS multiplied by the monthly quote charge. If Advantus Funds would prefer to use its fee schedule with FT Interactive Data, State Street would use those costs.

Total Return Calculation	$70 per month per return

NQ Financial Reporting

Below are eight (8) funds that require N-Q filings with the SEC in respect to their first and third fiscal quarters. Any additional funds added will be charged based upon the investment and trading characteristics of the fund

7 Funds of Securian Funds Trust		Per Portfolio Fee
Bond	811-04279	4893
Money Market	811-04279	3605
Mortgage Securities	811-04279	4893
Index 500	811-04279	5150
International Bond	811-04279	5150
Index 400 Mid-Cap	811-04279	5150
Real Estate Securities	811-04279	4120
Quarterly Total		32,961
Annualized Total		65,922

2

II. FUND ADMINISTRATION MONEY MARKET SERVICES

For the provision of money market services provided pursuant to the Money Market Services Agreement, State Street shall be entitled to the fees set forth below. Terms set forth herein and not otherwise defined shall have the meanings ascribed to them in the Money Market Services Agreement.

Operations Fees	Per Portfolio
Prepare monthly stress test reporting	$12,000 Annually
Prepare monthly report of portfolio holdings statements to assist in posting portfolio information to the Fund’s websites	$12,000 Annually
Prepare the new Fund N-MFP for SEC filing on a monthly basis	$12,000 Annually

III. ADDITIONAL SERVICES

Additional special activities of a non-recurring nature such as fund consolidations or reorganizations, extraordinary security shipments and the preparation of special reports will be subject to negotiation. There will be a fee of $200 per hour for customized programming or customized transmissions. Fees for other special items will be negotiated separately.

Significant regulatory changes, significant legal changes or changes in the Funds’ service elections or status may, as a result of such changes, necessitate additional services, processing or reports. In these instances, if State Street elects to provide such services or arrange for their provision, State Street shall be entitled to additional fees and expenses as negotiated with the Funds.

IV. STATE STREET COMPLIANCE 38

Annual Fees
Compliance Reporting –Securian Funds Trust	$618 per Fund

•	Copies of procedures and controls (revisions to be provided periodically) at the summary and detail level.

•	Annual Certification of procedures and controls by State Street

•	CCO forums and workshops

3rd Party audit review	Reimbursable as Out of Pocket
Board Reporting (travel expenses)	Reimbursable as Out of Pocket

V. REIMBURSABLE EXPENSES

Reimbursable expenses will be passed on to Securian Funds Trust. A billing for the recovery of applicable reimbursable expenses will be made as of the end of each month. Reimbursable expenses include, but are not limited to the following:

•    Pricing, including research and verification of prices
•    Overnight mailings
•    SSAE 16
•    NAIC charges
•    Connection charges
•    Communications/equipment costs (telephone, lease lines, etc.)
•    Postage and insurance
• Courier service	• Duplicating
•    Non-recurring legal fees
•    Third-party internal control review letter
•    Subcustodian out-of-pocket charges (market fees,
      registration fees, stamp duties, etc.)
•    SWIFT charges
•    Travel and lodging for Board meetings if attendance is
required

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VI. CONFIDENTIALITY

This fee schedule is the confidential information of the parties and shall not be disclosed to any third party without the prior written consent of the other parties.

VII. TERM

The term of this Fee Schedule shall commence on May 1, 2012 extending through December 31, 2014. This Fee Schedule will automatically renew for successive 1-year terms unless written notice of non-renewal is delivered by either party as set forth in the Agreements.

This Fee Schedule is provided by State Street upon the assumptions, and information provided by Securian Funds Trust including, but not limited to, the expectation that the total combined number of funds and assets shall be 7 funds with approximately $1.5 billion in assets. In the event that these assumptions are not met, the parties hereto agree to negotiate a revised fee schedule in good faith.

The fees and charges herein are based upon, among other things, existing (a) service elections and (b) market and regulatory conditions, and State Street reserves its right to amend its fees and charges herein in the event of changes to the existing service elections and market and regulatory conditions.

The above fees will be charged and are payable monthly. Any fees or reimbursable expenses not paid within 30 days of the date of the original invoice will be charged a late payment fee of 1% per month until payment of the fees are received by State Street.

VIII. SIGNATURES

STATE STREET BANK AND TRUST COMPANY

BY:
NAME:	Michael F. Rogers
TITLE:	Executive Vice President

SECURIAN FUNDS TRUST

BY:
NAME:
TITLE:

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Appendix 1

OTC PROCESSING RATES—BILATERAL

Basic Standard Services:

Category	Driver	Services Included	Frequency of Charge	Rate
Transaction Charge	➢ Number of transactions (low complexity instruments)	➢ Trade processing (new trades, novations and terminations), and ➢ Payment Services (settlement of upfront and periodic payments)	➢ Charge per event per position per fund	$64

	➢ Number of transactions (high complexity instruments)			$96
Monthly Instrument Charge	➢ Number of positions (low complexity instruments)	➢ Pricing, and ➢ Corporate action and event monitoring	➢ Monthly charge per position per fund	$32

	➢ Number of positions (high complexity instruments)			$48

Value Added Services:

Category	Components	Frequency of Charge	Additional Rates
Transaction Management	➢ Manual trade capture	➢ Charge per position captured or amended	$20
Cash Management	➢ Calculation	➢ Charge per event per allocated position	$10
Valuation	➢ Notification ➢ Independent valuation ➢ Multiple source validation ➢ Valuation reconciliation	➢ Monthly charge per allocated position	$10
Reconciliation	➢ Trade reconciliation	➢ Monthly charge per allocated position	$5
Document Management	➢ Document collection ➢ Scan and store documents ➢ Provide document access	➢ Monthly charge per allocated position	$10
Information Delivery	➢ Non-standard reporting	➢ Monthly charge per customized report	TBD
Collateral Adequacy Testing	➢ CSA term tracking ➢ Collateral call execution	➢ Annual fee per agreement ➢ Annual fee on COM ➢ Per transaction	$3,000 1.25bp $30
Additional Services	➢ Risk management	➢ Annual charge per fund	$1.5K-$19K
	➢ Performance & Analytics	➢ TBD	TBD
	➢ Compliance	➢ Annual charge per fund	$1K-$3K

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Global Services – Back Office

Cleared Derivatives Rate Card

STANDARD CLEARED DERIVATIVES SERVICES
Category	Driver	Services Included	Frequency of Charge	Standard Rates
Transaction Charge	➢ Number of automated transactions	➢ Transaction processed (e.g., trade capture, novations, terminations)	➢ Charge per transaction per allocated position	$25
	➢ Number of manual transactions	➢ Transaction processed (e.g., trade capture, novations, terminations)	➢ Charge per transaction per allocated position	$50
Cash Payments	➢ Number of payments (wires)	➢ Settlement of upfront, periodic payments	➢ Per payment	Current agreed rate or $8.00
Maintenance Charge	➢ Number of allocated positions	➢ Calculation of variation margin ➢ Valuation from exchange and Futures Commission Merchant (FCM) ➢ Reconciliation with a single FCM per fund	➢ Monthly charge per allocated position ➢ NOTE: For funds with less than 10 positions, a charge of $100 per fund per month will be added	$48

ADDITIONAL SERVICES
Category	Driver	Components	Frequency of Charge	Add’l Rates

Additional FCMs Per Fund	➢ Number of FCMs	➢ Per additional FCM per fund	➢ Monthly charge per fund	➢ $100

Information Delivery	➢ Per request	➢ Non-standard reporting	➢ Monthly charge per customized report	➢ TBD by request

Consulting Support for Transition to Central Clearing	➢ Per person per hour	➢ Dependent on level of staff support provided (as mutually agreed)	➢ Hourly rate	➢ $75 Assoc ➢ $100 Sr. Assoc ➢ $140 Officer ➢ $200 AVP ➢ $400 VP

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Appendix 2

Categorization Examples of High and Low Complexity

Low Complexity:	High Complexity:

➢ Interest Rate Swaps (IRS)	➢ Interest Rate Swaps (IRS)

➢ Amortizing ➢ Cancelable ➢ Vanilla ➢ Zero Coupon ➢ OIS ➢ FRA ➢ IR Option	➢ Swaption ➢ Inflation ➢ Inflation Zero Coupon ➢ Cross Currency ➢ NDF ➢ NDF Coupon ➢ Balance Guaranteed ➢ CMM FRA ➢ Spread Lock ➢ Basis ➢ Bullet Pay

➢ Credit Default Swaps (CDS)	➢ Cap, Floor, FX, and Credit Default Swaps (CDS)

➢ Single Name Corporate/Sovereigns ➢ Index	➢ Basket ➢ Tranche ➢ ABS ➢ CMBS ➢ LCDS ➢ CDO

➢ Equity Derivative ➢ Return Swap ➢ Commodity Swap ➢ CFD

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